Exhibit 99.2

SMTC MANUFACTURING CORPORATION OF CANADA

ANNOUNCES CDN$40.0 MILLION PRIVATE PLACEMENT

February 17, 2004, Toronto, Ontario – SMTC Manufacturing Corporation of Canada (“SMTC Canada”) (SMX.TSX) today announced that it has entered into an agreement with a syndicate of Canadian investment dealers to underwrite on a bought deal basis a private placement of 33,350,000 Special Warrants of SMTC Canada to qualified investors at a price of CDN$1.20 per Special Warrant, representing an aggregate amount of issue of CDN$40,020,000 (approximately US$30,400,000 at current exchange rates.)

Each Special Warrant is exercisable into one unit consisting of one exchangeable share of SMTC Canada, and one half of a warrant to purchase an exchangeable share. Each whole warrant will be exercisable into one exchangeable share of SMTC Canada at an exercise price of CDN$1.85 (approximately US$1.41 at current exchange rates) per share for a period of 60 months following the closing of the offering.

In addition, the Company will grant the underwriters an option, exercisable until 48 hours prior to the closing date of the offering, to purchase up to an additional 5,002,500 Special Warrants (CDN$6,003,000) at the issue price.

Subject to satisfaction of applicable legal requirements, each exchangeable share can be exchanged on a one-for-one basis for one common share of SMTC Corporation (U.S. incorporated) (SMTX:Nasdaq). SMTC Canada is an indirect, wholly-owned subsidiary of SMTC Corporation.

The net proceeds from the Offering will be held in escrow pending receipt of shareholder approval and, upon release from escrow, will be used for debt reduction, as part of a concurrent agreement with SMTC’s lenders, and working capital. The offering is scheduled to close on March 3, 2004.

The Special Warrants will be exerciseable for units on the earlier of: (i) the sixth business day after the date on which a receipt has been issued by applicable Canadian securities regulatory authorities for a final prospectus qualifying the distribution of the exchangeable shares and warrants issuable upon exercise of the Special Warrants (the “Prospectus Qualification Date”), and (ii) the first business day following the date that is 12 months following the closing date. If the Prospectus Qualification Date has not occurred on or before the date that is 90 days following the closing date or if SMTC Corporation has not, within 120 days of the closing date, registered in the United States the common stock underlying the exchangeable shares issuable in connection with the offering, each Special Warrant shall thereafter entitle the holder to receive upon exercise, without payment of additional consideration, 1.1 units, in lieu of, one unit.

The transaction is subject to the receipt of all necessary shareholder, regulatory and stock exchange approvals and other customary conditions. Shareholder approval is intended to be sought, on a best efforts basis, within the next 60 days, but in any event no later than 90 days.

About SMTC: SMTC Corporation is a global provider of advanced electronic manufacturing services to the technology industry. The Company’s electronics manufacturing, technology and design centers are located in Appleton, Wisconsin, Boston, Massachusetts, San Jose, California, Toronto, Canada, and Chihuahua, Mexico. SMTC offers technology companies and electronics OEMs a full range of value-added services including product design, procurement, prototyping, printed circuit assembly, advanced cable and harness interconnect, high precision enclosures, system integration and test, comprehensive supply chain management, packaging, global distribution and after-sales support. SMTC supports the needs of a growing, diversified OEM customer base primarily within the networking, communications and computing markets. SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX and on The Toronto Stock Exchange under the symbol SMX. Visit SMTC’s web site, www.smtc.com for more information about the Company.

The securities being offered have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold within the United States absent U.S. registration or an applicable exemption from U.S. registration requirements. This release does not constitute an offer for sale of securities in the United States.

For further information: Marwan Kubursi, Chief Financial Officer, (905) 479-1810, marwan.kubursi@smtc.com